Exhibit 99.1

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

FOR IMMEDIATE RELEASE

THOR ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER OF FISCAL 2019

AND THE PAY DOWN OF APPROXIMATELY $255 MILLION OF ACQUISITION-RELATED DEBT TO DATE

•	Increase in net sales for the third quarter reflects the acquisition of Erwin Hymer Group (EHG) which was completed at the start of the third quarter, with European RV segment contributing $767.5 million in net sales.

•	Financial results for the third quarter include acquisition-related costs and purchase accounting adjustments related to the EHG acquisition. In addition, the Company incurred costs related to the acquisition that will be ongoing, including amortization expense and interest expense.

•	Continued rationalization in North American independent dealer inventory levels supports positive outlook for the North American industry supported by long-term favorable demand trends.

•	To date, the Company has paid approximately $255 million of principal on the debt incurred to finance the EHG acquisition, including paying down all $100 million outstanding on its asset-based credit facility (ABL) and approximately $155 million of its term loan.

Elkhart, Indiana, June 10, 2019 – Thor Industries, Inc. (NYSE: THO) today announced third-quarter results with record net sales of $2.51 billion, compared with the previous sales record posted in the third quarter of the prior year. Current year third-quarter net sales include the net sales of EHG since the date of acquisition on February 1, 2019. Net income attributable to Thor and diluted earnings per share for the third quarter of fiscal 2019 were $32.7 million and $0.59, respectively. Third-quarter results include acquisition-related costs and purchase accounting adjustments related to the EHG acquisition, which total $74.8 million, or $1.06 per diluted share. In addition, ongoing amortization expense and interest expense were incurred as a result of the acquisition which also impacted the third-quarter results.

"EHG made a significant contribution to our top-line results for the quarter, and as we move through some of the transitional costs, we look forward to EHG's meaningful contribution to our bottom line as well,” said Bob Martin, Thor President and CEO. "This transformational acquisition is a critical first step in our long-term strategic plan to expand outside of the North American market. Beyond the acquisition, we have seen improvements in the operating results of our North American segments, reflecting a more stable environment as we finish the fiscal year.”

Third quarter fiscal 2019 financial results also reflect the impact of the ongoing North American independent dealer inventory rationalization, as dealers continued to reduce inventory levels to better match ongoing retail demand for RVs in North America.

The Company's third-quarter financial results were impacted by certain acquisition-related items as noted below.

•	Transaction-related Impacts to Third Quarter Results:

•	Purchase Accounting Costs: During the quarter, gross profit of the European RV segment was impacted by the step up in assigned value of acquired inventory, which was subsequently sold during the quarter, to fair value less cost to sell, which increased cost of goods sold by approximately $61.4 million.

•	Acquisition-related Costs: During the third quarter, Thor incurred $13.4 million in net expenses related to the acquisition of EHG. These net costs include $16.3 million of expenses consisting primarily of bank fees, professional and advisory integration fees and the write off of the remaining unamortized debt fees related to Thor's previous asset-based loan facility, partially offset by a $2.9 million favorable change in value of the acquisition-related foreign currency forward contract.

•	Total Acquisition Impact: In aggregate, acquisition-related costs and the purchase accounting adjustment impacted third quarter reported results by $74.8 million, or $1.06 per diluted share.

•	Ongoing Incremental Costs: During the quarter, the Company also incurred other ongoing expenses related to the acquisition of EHG, including EHG amortization expense of $12.8 million and interest expense of $35.4 million. These two items, combined, further impacted diluted EPS by $0.69 per share.

As a result of the acquisition of EHG, the Company has expanded its reporting segments to include a European RV segment, which consists solely of the operations of the recently acquired EHG business. This new segment complements the Company's North American Towable RV and North American Motorized RV reporting segments.

The North American independent dealer inventory rationalization process continued during the third quarter, as North American industry wholesale shipments declined at a double-digit percentage compared with a single-digit decrease in retail registrations through the end of March 2019. As a result of the lower wholesale shipments relative to retail demand, Thor’s North American independent dealer inventory levels decreased by 20.3% to approximately 132,500 units, compared to approximately 166,200 units as of April 30, 2018.

Third-quarter net sales increased 11.3%, as the inclusion of $767.5 million in net sales from the European RV segment was partially offset by a 23.1% decrease in North American Towable RV sales and a 23.3% decrease in North American Motorized RV sales. Overall gross profit margin was 11.7% in the quarter, compared to 14.1% in the prior-year period, primarily reflecting the $61.4 million impact on the European RV segment gross profit as a result of the acquired inventory, which was subsequently sold during the quarter, being stepped up under purchase accounting, as well as the impact of lower North American sales levels and higher relative sales discounts and promotions compared with unusually low levels in the prior year. North American overhead costs increased as a percentage of sales due to lower fixed cost absorption over the reduced net sales in the quarter. The Company’s third-quarter effective tax rate was 24.3% compared to a tax rate of 25.9% in the prior year due to favorable impacts of certain foreign rate differences resulting from the acquisition of EHG. The Company expects an effective rate that approximates the Company’s combined federal and state statutory rates of between 21% and 23% for the remainder of fiscal 2019, before consideration of any discrete tax items.

As North American independent dealers continue to rationalize inventory levels following the unusually high seasonal order and wholesale delivery patterns in the first nine months of fiscal 2018, the Company has taken steps to adjust its North American production levels accordingly. A number of Thor's North American production facilities have reduced their production unit rates, while others have shifted to four-day production weeks, with the option of taking extended holiday shutdowns in the fiscal fourth quarter. Finished goods inventory levels were higher at April 30, 2019 than at July 31, 2018 due to the inclusion of finished goods inventory at EHG, which was acquired at the beginning of the third quarter.

North American Towable RVs

•	North American Towable RV sales were $1.24 billion for the third quarter, compared to the record third-quarter sales of $1.61 billion in the prior-year period. This decrease was driven primarily by lower unit volume compared with the record third-quarter unit sales last year, but was partially offset by a shift in product mix toward higher-priced units.

•	North American Towable gross profit margin fell 30 basis points to 14.5% in the fiscal third quarter, with the increase in the overhead cost percentage from the sales decrease being partially offset by improved material, labor and warranty costs as a percent of sales.

•	North American Towable RV income before tax was $103.7 million, compared to $147.9 million in the third quarter last year. This decrease was driven primarily by lower unit sales, increased relative levels of discounting compared to the unusually low levels the prior year which resulted in a decrease in gross profit, as well as lower absorption of fixed SG&A costs.

•	North American Towable RV backlog decreased $408.8 million to $896.0 million, compared to $1.30 billion at the end of the third quarter of fiscal 2018, reflecting the positive impact of capacity additions, improved delivery times and independent dealers continuing to rationalize inventory levels. The Company believes the current towable RV backlog is returning to a normalized level and is reflective of dealer trends toward smaller, but more frequent, order patterns.

North American Motorized RVs

•	North American Motorized RV sales were $459.2 million for the third quarter compared to the record third-quarter sales level of $598.5 million in the prior-year period. The decrease in motorized sales was driven primarily by lower unit sales compared to the record third-quarter unit sales last year, partially offset by a mix shift toward higher-priced product.

•	North American Motorized RV gross profit margin fell 50 basis points to 10.3% in the fiscal third quarter primarily due to reduced unit sales levels and reduced fixed overhead absorption for the quarter.

•	North American Motorized RV income before tax was $25.2 million, compared to $38.9 million last year, driven primarily by the lower unit sales levels, the decrease in gross profit and lower absorption of fixed SG&A costs.

•	North American Motorized RV backlog decreased $184.6 million to $513.7 million from $698.3 million a year earlier, reflecting the positive impact of capacity additions, improved delivery times and independent dealers continuing to rationalize inventory levels. The Company believes the current motorized RV backlog is returning to a normalized level and is reflective of the shift in dealer order patterns to smaller and more frequent orders.

European RVs

•	European RV sales were $767.5 million for the third quarter, the initial quarter reflecting the results of EHG which was acquired on February 1, 2019.

•	European RV gross profit was $54.0 million, or 7.0% of net sales in the fiscal third quarter. Segment gross profit was impacted by purchase accounting adjustments related to the step-up in the value of acquired inventory, which was subsequently sold during the quarter, of approximately $61.4 million, or 8.0%, of segment net sales.

•	European RV loss before tax was $30.9 million, which includes the impact of $61.4 million related to the step-up in assigned value of acquired inventory that was subsequently sold during the period and amortization expense related to acquired intangible assets of $12.8 million.

•	European RV backlog was $687.4 million as of April 30, 2019, reflecting current levels of demand within the European market.

"With the inclusion of EHG into our operations in the quarter, we continue to focus on integration and the sharing of best practices that will drive long-term improvements in margins and profitability for our overall business,” said Colleen Zuhl, Thor's Senior Vice President and Chief Financial Officer. “As we review our cash priorities, our main focus is to utilize free cash flow to reduce overall debt levels, which were reduced by $40 million during the quarter. Subsequent to the end of the quarter, we fully paid the remaining $60 million outstanding on the ABL facility, and made payments of approximately $155 million on our term loan. To date, we have made total principal payments of approximately $255 million towards our original ABL and Term Loan B debt balances. As we generate future cash flow, we will balance our strategic goal to invest in the continued growth of our business along with the financial goals of reducing our net debt level and returning cash to shareholders."

Outlook

With the completion of the EHG acquisition, Thor’s management team remains focused on creating long-term shareholder value by supporting both the integration of EHG, and the Company's growth in North America. To help drive that growth the Company recently announced the creation of two new senior management positions at Thor Industries in North America to provide incremental support to subsidiary leadership and help achieve key goals on an accelerated basis. The Company has elevated two of its top RV leaders, Matt Zimmerman of Keystone and Chris Hermon of Heartland, to the newly-created roles of RV Group Managers. In their new roles, Matt and Chris will be assisting Thor's North American operating companies in their realization of key strategic initiatives, all of which are designed to improve the Company's offerings to its dealers and retail customers, increase engagement with its employees and improve its operating margins.

"During the remainder of our fiscal 2019, we expect the North American dealer inventory rationalization will continue, but we expect to see a resumption of growth in the North American markets in 2020. In Europe, we believe our dealer inventory levels of EHG products, while elevated in certain locations, are generally appropriate for seasonal consumer demand in Europe and are progressing towards more normalized levels," added Bob Martin. "Currently, our focus is on identifying and realizing the benefits of sharing best practices and operating efficiencies across Europe and North America, and continuing to optimize our working capital management processes.”

“Having completed the EHG acquisition, we are now beginning the hard work of realizing the full value of EHG to our Company,” commented Peter B. Orthwein, Executive Chairman of Thor. “With the strong industry fundamentals and demographic tailwinds, we are confident that our strategic expansion into the European RV market will contribute to Thor's long-term growth, and provide the strong cash flow and returns on investment that our shareholders have come to expect from Thor.”

Supplemental Earnings Release Materials

Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; the impact of changing emissions standards in the various jurisdictions in which our products are sold; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE ("EHG") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and EHG's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2018 and Part II, Item 1A of our quarterly reports on Form 10-Q for the periods ended January 31, 2019 and April 30, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE

THREE AND NINE MONTHS ENDED APRIL 30, 2019 AND 2018

($000's except share and per share data) (Unaudited)

	Three Months Ended April 30,				Nine Months Ended April 30,
	2019	% Net Sales(1)	2018	% Net Sales(1)	2019	% Net Sales(1)	2018	% Net Sales(1)

Net sales	$2,506,583		$2,251,570		$5,553,135		$6,454,798

Gross profit	$292,430	11.7%	$316,745	14.1%	$641,282	11.5%	$920,258	14.3%

Selling, general and administrative expenses	176,983	7.1%	119,449	5.3%	364,745	6.6%	370,800	5.7%

Amortization of intangible assets	25,259	1.0%	13,882	0.6%	50,376	0.9%	41,236	0.6%

Acquisition-related costs	13,363	0.5%	—	—%	112,511	2.0%	—	—%

Interest income (expense), net	(32,962)	(1.3)%	(923)	—%	(31,800)	(0.6)%	(2,907)	—%

Other income (expense), net	(2,340)	(0.1)%	(1,966)	(0.1)%	(6,937)	(0.1)%	3,366	0.1%

Income before income taxes	41,523	1.7%	180,525	8.0%	74,913	1.3%	508,681	7.9%

Income taxes	10,085	0.4%	46,737	2.1%	34,939	0.6%	166,735	2.6%

Net income	31,438	1.3%	133,788	5.9%	39,974	0.7%	341,946	5.3%

Less: net (loss) attributable to non-controlling interests	(1,246)	—%	—	—%	(1,246)	—%	—	—%

Net income attributable to Thor Industries, Inc.	$32,684	1.3%	$133,788	5.9%	$41,220	0.7%	$341,946	5.3%

Earnings (loss) per common share
Basic	$0.59		$2.54		$0.77		$6.49
Diluted	$0.59		$2.53		$0.77		$6.47

Weighted-avg. common shares outstanding - basic	55,063,473		52,695,365		53,515,491		52,667,016
Weighted-avg. common shares outstanding - diluted	55,166,067		52,853,541		53,627,627		52,844,040

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000)

	(Unaudited)			(Unaudited)
	April 30, 2019	July 31, 2018		April 30, 2019	July 31, 2018
Cash and equivalents	$486,913	$275,249	Current liabilities	$1,512,128	$769,330
Accounts receivable, net	841,111	487,235	Long-term debt	2,182,289	—
Inventories, net	962,588	537,909	Other long-term liabilities	238,370	71,594
Prepaid expenses and other	43,563	11,281	Stockholders' equity	2,039,533	1,937,741
Total current assets	2,334,175	1,311,674
Property, plant & equipment, net	1,088,130	522,054
Goodwill	1,350,187	377,693
Amortizable intangible assets, net	999,858	388,348
Deferred income taxes and other, net	199,970	178,896
Total	$5,972,320	$2,778,665		$5,972,320	$2,778,665

Contact

Investor Relations:

Mark Trinske, Vice President of Investor Relations

mtrinske@thorindustries.com

(574) 970-7912